April 11, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 31, 2011, of InspireMD, Inc. and are in agreement with the statements in the ‘Change in Registrant’s Certifying Accountant’ paragraphs on page 58.  We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in the above referenced filing.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer,
a member of Ernst & Young Global